NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (II) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

Warrant No. ____	Original Issue Date: May 2, 2007

NOVELOS THERAPEUTICS, INC.

WARRANT TO PURCHASE [_____________] SHARES OF
COMMON STOCK, PAR VALUE $0.00001 PER SHARE

FOR VALUE RECEIVED, [_________________] (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from NOVELOS THERAPEUTICS, INC. a Delaware corporation (“Corporation”), at any time not later than 5:00 P.M., Eastern time, on May 2, 2012 (the “Expiration Date”), at an exercise price per share equal to $1.25 (the exercise price in effect being herein called the “Warrant Price”), [______________] shares (“Warrant Shares”) of the Corporation’s Common Stock, par value $0.00001 per share (“Common Stock”). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein. This Warrant has been issued pursuant to a certain Agreement to Exchange and Consent, dated as of May 2, 2007, by and among the Corporation, Longview Fund, LP, Longview Equity Fund LP, Longview International Equity Fund LP and Sunrise Equity Partners, LP.

Section 1. Registration. The Corporation shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of this Warrant, the Corporation shall issue and register the Warrant in the name of the Warrantholder.

Section 2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act, or an exemption from such registration. Subject to such restrictions, the Corporation shall transfer this Warrant from time to time upon the books to be maintained by the Corporation for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Corporation, including, if required by the Corporation, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Corporation.

Section 3. Exercise of Warrant.

(a) Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part by means of a cashless exercise at any time prior to its expiration upon surrender of the Warrant (or such portion of this Warrant being so exercised) together with the Net Issue Election Notice annexed hereto as Appendix A duly executed, at the office of the Corporation. Thereupon, and in no event later than three (3) Business Days after the Corporation’s receipt of the Net Issue Election Notice, the Corporation shall issue to the Warrantholder certificate(s) for such number of fully paid, validly issued and nonassessable shares of Common Stock as is computed using the formula immediately below. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Corporation shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

X = Y (A - B)
       A
where

X = the number of shares of Common Stock to be issued to the Warrantholder upon exercise of this Warrant pursuant to this Section 18;

Y = the total number of shares of Common Stock covered by this Warrant which the Warrantholder has surrendered at such time for cashless exercise (including both shares to be issued to the Warrantholder and shares to be canceled as payment therefor);

A = the Market Price of one share of Common Stock as at the time the net issue election is made; and

B = the Warrant Price in effect under this Warrant at the time the net issue election is made.

The Warrant Shares issued pursuant to this Section 18 shall be deemed to be issued to the exercising holder or such holder’s designee, as the record owner of such shares, as of the close of business on the date on which the Net Issue Election Notice shall have been surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Corporation) to the Corporation.

    “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the Market Price shall be the closing sale price of one share of Common Stock on such exchange on the last Trading Day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; (b) if the Common Stock is then included in the OTC Bulletin Board (the “OTCBB”), the Market Price shall be the closing sale price of one share of Common Stock on the OTCBB on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the OTCBB as of the end of the last Trading Day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded, (c) if the Common Stock is then included in the “pink sheets,” the Market Price shall be the closing sale price of one share of Common Stock on the “pink sheets” on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last Trading Day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded. The Board of Directors of the Corporation shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the Market Price of a share of Common Stock as determined by the Board of Directors of the Corporation.

(b) (I) In no event shall the Warrantholder be entitled to exercise any portion of this Warrant in excess of that portion of this Warrant upon exercise of which the sum of (1) the number of shares of Common Stock beneficially owned by the Warrantholder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Warrant or the unexercised or unconverted portion of any other security of the Warrantholder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the exercise of the portion of this Warrant with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Warrantholder and its Affiliates of more than 4.99% of the then outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The Warrantholder may waive the limitations set forth herein by sixty-one (61) days written notice to the Corporation.

(II) In no event shall the Warrantholder be entitled to exercise any portion of this Warrant in excess of that portion of this Warrant upon exercise of which the sum of (1) the number of shares of Common Stock beneficially owned by the Warrantholder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Warrant or the unexercised or unconverted portion of any other security of the Warrantholder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the exercise of the portion of this Warrant with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Warrantholder and its Affiliates of more than 9.99% of the then outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The Warrantholder may waive the limitations set forth herein by sixty-one (61) days written notice to the Corporation.

Section 4. Compliance with the Securities Act of 1933. The Corporation may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Corporation is of the opinion as to any such security that such legend is unnecessary.

Section 5. Payment of Taxes. The Corporation will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Corporation shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued, and in such case, the Corporation shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Corporation the amount of such tax or has established to the Corporation’s reasonable satisfaction that such tax has been paid. The holder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Corporation shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Corporation.

Section 7. Reservation of Common Stock. The Corporation hereby represents and warrants that there have been reserved, and the Corporation shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued shares of Common Stock, 100% of the number of shares issuable upon exercise of the rights of purchase represented by this Warrant. The Corporation agrees that all Warrant Shares issued upon due exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Corporation.

Section 8. Adjustments. Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a) If the Corporation shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Corporation so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been fully exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

(b) If any capital reorganization, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation in which the Corporation is not the survivor, or sale, transfer or other disposition of all or substantially all of the Corporation’s assets to another corporation shall be effected, then, the Corporation shall use its best efforts to ensure that lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof. The Corporation shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holder of the Warrant, at the last address of such holder appearing on the books of the Corporation, such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this Section 8(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(c) In case the Corporation shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Company shall provide notice to the Warrantholder at least 10 days in advance of the fixing of such payment date and the Warrantholder may elect to exercise this Warrant in whole or in part prior to such payment date in accordance with Section 3 hereof.

(d) For the term of this Warrant, in addition to the provisions contained above, the Warrant Price shall be subject to adjustment as provided below. An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(e) In the event that, as a result of an adjustment made pursuant to this Section 8, the holder of this Warrant shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

Section 9. Fractional Interest. The Corporation shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be deliverable upon such exercise, the Corporation, in lieu of delivering such fractional share, shall pay to the exercising holder of this Warrant an amount in cash equal to the Market Price of such fractional share of Common Stock on the date of exercise.

Section 10. Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Corporation and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Corporation and the Warrantholder.

Section 11. Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Corporation shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Corporation, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 12. Identity of Transfer Agent. The Transfer Agent for the Common Stock is American Stock Transfer & Trust Company. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Corporation’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Corporation will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 13. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one day after delivery to such carrier. All notices shall be addressed as follows: if to the Warrantholder, at its address as set forth in the Corporation’s books and records and, if to the Corporation, at the address as follows, or at such other address as the Warrantholder or the Corporation may designate by ten days’ advance written notice to the other:

If to the Corporation:

Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458
Attention: Chief Executive Officer
Fax: (617) 964-6331

With a copy to:

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
Attn: Paul Bork
Fax: (617) 832-7000

Section 14. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 15. Governing Law. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Corporation and, by accepting this Warrant, the Warrantholder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Corporation and, by accepting this Warrant, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Corporation and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE CORPORATION AND THE WARRANTHOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS WARRANT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 16. No Rights as Shareholder. Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a shareholder of the Corporation by virtue of its ownership of this Warrant.

Section 17. Amendments. This Warrant shall not be amended without the prior written consent of the Corporation and the Warrantholder.

Section 18. Section Headings. The section headings in this Warrant are for the convenience of the Corporation and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

Section 19.  Certain Definitions.  When used herein, the following terms shall have the respective meanings indicated:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Principal Market” means, as of the Original Issuance Date the OTCBB.

“Trading Day” means any day on which the Common Stock is purchased and sold on the Principal Market.

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be duly executed, as of the 2nd day of May, 2007.

NOVELOS THERAPEUTICS, INC.

By:
Name: Title:

APPENDIX A
NOVELOS THERAPEUTICS, INC.
NET ISSUE ELECTION NOTICE

To: NOVELOS THERAPEUTICS, INC.

Date:       _________________________

The undersigned hereby elects under Section 3(a) of the Warrant to surrender the right to purchase ____________ shares of Common Stock pursuant to this Warrant and hereby requests the issuance of _____________ shares of Common Stock. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

_________________________________________
Signature

_________________________________________
Name for Registration

_________________________________________
Mailing Address